SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

    -----------------------------------------------------------




                            FORM 8-K



                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934





                          July 11, 1997
    ----------------------------------------------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
    ----------------------------------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
    ----------------------------------------------------------
            (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area
                         code: (253) 924-2345

Item 5.  Other Events

On July 10, 1997, Weyerhaeuser Company issued the following press release:


"FEDERAL WAY, Wash. - Weyerhaeuser Company today announced the closing of the sale of Saskatoon Chemicals, Ltd., to a subsidiary of Sterling Chemicals Holdings, Inc. The purchase price, which is subject to post closing adjustments, was approximately US$65 million (CDN$95 million). Weyerhaeuser expects the gain on the sale to have a material effect on its third quarter earnings.

Sterling purchased the Saskatoon facility from Weyerhaeuser Canada, a subsidiary of Weyerhaeuser. Located in Saskatoon, Saskatchewan, Saskatoon Chemicals employs 165 and manufactures sodium chlorate, primarily for the pulp and paper industry, water treatment and other chemicals. Weyerhaeuser's pulp mills in Prince Albert and Kamloops will continue to purchase about 50 percent of the products manufactured by Saskatoon Chemicals.

Weyerhaeuser said the sale is part of a continuing effort to tighten its focus on the company's core businesses.

Weyerhaeuser Company is one of the largest integrated forest product companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It also is one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes.

Based in Houston, Texas, Sterling Chemicals Holdings, Inc., is a holding company that, through its operating subsidiaries, manufactures petrochemicals, acrylic fibers and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The company has an existing petrochemical plant in Texas City, Texas; a fibers plant near Pensacola, Florida; and pulp chemical plants in five Canadian locations and one U.S. site."

                          SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         WEYERHAEUSER COMPANY

                                   By    /s/ K. J. Stancato
                                         ----------------------
                                   Its:  Vice President and Controller

Date:  July 11, 1997